EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197732 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Advanced Drainage Systems, Inc. and subsidiaries and the effectiveness of Advanced Drainage Systems Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the Company’s internal control over financial reporting because of material weaknesses) dated September 15, 2016, appearing in this Annual Report on Form 10-K of Advanced Drainage Systems, Inc. for the year ended March 31, 2016.

/s/ Deloitte & Touche LLP

Columbus, Ohio

September 15, 2016